EXHIBIT 99.3

Q&A
Operating Results for First Quarter 2009
May 15, 2009

The Federal Home Loan Bank of San Francisco announced its operating results for the first quarter of 2009 on May 15, 2009. The results were prepared from unaudited financial information for the quarter ended March 31, 2009. This Q&A discusses issues relating to the Bank's operating results, including the change in the way the Bank accounts for other-than-temporary impairment of mortgage-backed securities, which became effective for the first quarter of 2009.

1.     What was the Bank's net income for the first quarter of 2009?

Our net income for the first quarter of 2009 was $123 million. Net interest income for the quarter was $434 million, and other income was a net loss of $236 million. The net loss in other income primarily reflected three factors--net interest expense on derivative instruments used in economic hedges of $85 million, net losses of $63 million associated with derivatives, hedged items, and financial instruments carried at fair value, and a credit impairment charge of $88 million related to certain non-agency mortgage-backed securities (MBS).

2.     Did the Bank implement the recent FASB staff position regarding other-than-temporary impairment (OTTI) of MBS? What effect did that have on the way the Bank accounts for OTTI?

We adopted the recent FASB staff position (FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments) as of January 1, 2009.

For the first quarter of 2009, we realized a credit impairment of $88 million on our income statement and recognized a non-credit-related impairment of $1.1 billion in other comprehensive income (OCI) on our balance sheet, significantly reducing our total capital.

We also recognized the cumulative effect of initially applying the rule as an increase in the retained earnings balance at January 1, 2009, with a corresponding decrease in accumulated OCI. The amount recognized was $570 million, reflecting the non-credit-related portion of the OTTI charge taken in the fourth quarter of 2008.

3.     Why did the amount of OTTI on the Bank's private-label MBS increase so much compared to the fourth quarter of 2008?

Ongoing deterioration in housing prices, credit market stress, and weakness in the U.S. economy continued to affect the credit quality of the loan collateral underlying certain MBS in the Bank's held-to-maturity portfolio. These factors also led the Bank to modify certain assumptions in the cash flow models used to analyze these MBS to reflect higher default rates, more extreme loss severities, and more moderate rates of housing price recovery than it used in its analysis as of December 31, 2008. The continuing severe lack of liquidity in the MBS market also adversely affected the valuation of MBS.

4.     Will the Bank recover any of these fair value losses in the future?

As of March 31, 2009, the total amount of non-credit-related impairment recognized in OCI is $1.6 billion. We intend to hold all of the affected securities to maturity. The amount of the non-credit impairment for each security will be accreted prospectively, based on the amount and timing of future estimated cash flows, over the remaining life of the security as an increase in the carrying value of the security, with no effect on earnings unless the security is subsequently sold or there are additional decreases in the cash flows expected to be collected. At March 31, 2009, the estimated weighted average life of the affected securities was approximately four years.

5.     What is other comprehensive income (OCI)? What is the significance of recording impairment losses in OCI?

Other comprehensive income is a component of capital. Under generally accepted accounting principles, certain income and expense items are not recognized in net income but instead are shown as separate items in the equity section of the balance sheet. For the Bank, OCI primarily reflects the non-credit-related portion of any OTTI on its MBS portfolio.

As described in question 4, the impairment losses recognized in OCI will be reduced over the lives of the affected securities.

Accumulated other comprehensive income is not included in regulatory capital.

6.     Is the Bank meeting all of its regulatory capital requirements?

As of March 31, 2009, we were in compliance with all of our regulatory capital requirements. Our total regulatory capital-to-assets ratio was 5.27%, exceeding the 4.00% requirement, and our risk-based capital was $14.3 billion, exceeding our $11.0 billion requirement.

It should be noted that regulatory capital includes retained earnings, capital stock, and mandatorily redeemable capital stock (which appears as a liability on the statements of condition) and excludes accumulated other comprehensive income.

7.     Does the Bank expect to have more OTTI charges in future quarters?

It is not possible to predict whether we will have more OTTI charges in the future, since that will depend on many factors, including economic, financial market, and housing market conditions and the performance of the mortgages underlying our MBS.

8.     Does the Bank expect to pay a dividend for the second quarter of 2009 and for subsequent quarters in 2009?

The Bank's Board of Directors will continue to monitor the Bank's MBS portfolio, the Bank's overall financial performance and retained earnings, and developments in the financial markets as the basis for determining the status of dividend payments in future quarters.

9.     When will the Bank start repurchasing excess capital stock again? Is the Bank accepting repurchase requests now, for repurchase on July 31, 2009?

The Bank's Board of Directors plans to make the stock repurchase decision on a quarter-by-quarter basis. The Board has not made a decision regarding the repurchase of stock on July 31. Members may want to submit their repurchase requests as usual during the second quarter, even though no decision has been made yet.

10.     Can excess Bank capital stock be used to support new advances?

Yes, a member may use its excess capital stock to support new advances as long as the member has sufficient collateral borrowing capacity and will not exceed its financing availability.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This Q&A contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will," "expected," "predict," "plans, "can," and "may," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 91, SFAS 133, and SFAS 159, and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.